PHELPS DODGE/INCO/FALCONBRIDGE
TRANSACTION CONFERENCE CALL
Moderator: Steve Whisler
July 17, 2006
9:00 a.m. EDT
Operator: Good day, everyone, and welcome to this Phelps Dodge, Inco and Falconbridge Transaction conference call.
At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. If you wish to ask a question during the question and answer session, please press star followed by the digit one on your touch-tone telephone. As a reminder, today’s call is being recorded.
Now I would like to turn the call over to your host, Mr. Stan Rideout, Vice President and Treasurer of Phelps Dodge Corporation. Please go ahead, sir.
Stan Rideout: Good morning and welcome to everyone on today’s call. We’re here today to discuss the enhanced offers for Inco and Falconbridge as our three companies combine to create North America’s pre-eminent mining and metals company, Phelps Dodge Inco.
First, let me remind you that today’s discussion includes a number of forward-looking statements. In addition, it’s important to keep in mind the cautionary statements on the use of supplemental data. And finally, all references are to U.S. dollars unless otherwise noted as being in Canadian dollars. Additional information can be found on www.phelpsdodgeinco.com, www.phelpsdodge.com, www.inco.com and www.falconbridge.com.
With that, let me turn the floor over to Steve Whisler, Chairman and CEO of Phelps Dodge Corporation.
Steve Whisler: Thank you, Stan, and good morning, ladies and gentlemen, and I thank you for your interest in this call this morning.
And the purpose of our call is to detail the terms of Phelps Dodge’s enhanced offer for Inco, Inco’s enhanced offer for Falconbridge, and Falconbridge’s announced special dividend to its shareholders.
With me on the call this morning are Ramey Peru, our CFO and Art Miele, Senior Vice President of Marketing here in Phoenix; and in Toronto, Scott Hand, Chairman and CEO of Inco and his team; as well as Derek Pannell, CEO of Falconbridge and his team. Derek, Scott and I each will make some brief introductory comments and then we will open the lines to questions from analysts.
As we outlined in our June 23rd call, each of us has seized an opportunity to combine three very good companies into one great company, a company that will be a North American-based power house in the mining history. The new Phelps Dodge Inco will have exceptional positions in copper and nickel, long-lived world class assets in low risk very stable parts of the world, $900 million in expected annual synergies by 2008, a pipeline of exciting growth projects coupled with improved capital allocation and efficiency versus what each of us could do independently pursuing growth opportunities. We’ll have a balance sheet that will permit appropriate risk management as this industry evolves in the coming years and a capital structure that should provide greater and more consistent returns to shareholders. In sum, we believe it will be a must-have equity for North American investors wanting exposure to copper and nickel.
The three of us are absolutely committed to the success of this transaction. We believe it is in the long-term best interest of all of our shareholders and offers the greatest opportunity for long-term value creation. In keeping with that belief and our determination to succeed, Phelps Dodge has agreed to increase the cash component of its offer to Inco from Canadian $17.50 per share to Canadian $20.25 per share, an increase in cash consideration of Canadian $2.75 per Inco share. The exchange ratio will remain unchanged at 0.672 Phelps Dodge share for each Inco share.
At the same time, Inco has agreed to increase the cash component of its offer for Falconbridge from Canadian $17.50 to $18.50 per share, an increase of Canadian $1 per Falconbridge share. The exchange ratio will remain unchanged at 0.55676 Inco share for each Falconbridge share.
Based on the Friday closing price of Phelps Dodge shares and the Federal Reserve U.S. dollar to Canadian dollar exchange rate, our new offer for Inco is valued at $80.70 per share Canadian. And Inco’s offer for Falconbridge has an implied value of Canadian $63.43 per share. Combined, these two moves represent an increase in the value of Inco’s offer for Falconbridge of Canadian $2.53 per Falconbridge share. In addition, Falconbridge in a move which enhances the immediate return to their shareholders, has announced a Canadian 75 cent special dividend to their shareholders.
The implied value of Inco’s new offer for Falconbridge represents a premium of 7.5 percent to the most recent Xstrata offer of Canadian $50, $59 rather, per share, which was made prior to Falconbridge’s announced special dividend.
Inco has agreed to lower the minimum condition on its offer for Falconbridge in terms of take up from two-thirds to 50.01 percent of the Falconbridge shares. Phelps Dodge has agreed to a similar change in its combination agreement with Inco. We believe Inco’s enhanced offer to Falconbridge is therefore clearly superior to Xstrata’s offer. Importantly, the Inco offer is the only offer which allows Falconbridge shareholders the additional opportunity to own a significant stake in the combined company and benefit from the $900 million of annual synergies anticipated in the three-way combination with Phelps Dodge. I’m sure Derek is going to speak to this as well, but Falconbridge’s board has reaffirmed its support for and recommendation of the Inco offer.
Before I ask Scott and Derek to make some comments, I’d like to make just a couple of more background comments. We’ve had approximately three additional weeks of work since our June 26th announcement. Within these three weeks, we’ve had the opportunity to spend additional time at the operations of each of Inco and Falconbridge. The additional work has allowed us to confirm our view on the financial attractiveness of this combination. We frankly are even more confident about our views on synergies, about our understanding of the operating plans for Inco and Falconbridge, and for our strategy to drive superior financial performance than we were when we announced this transaction some three weeks ago.
One of the reasons that we’re able to make this enhancement is that each of us is benefiting from continued market strength in the copper and nickel markets. Since our announcement, the price of copper has increased approximately 22 percent and nickel, more than 43 percent. Market fundamentals for both copper and nickel continue to be very strong, especially during the next 12 to 18 months.
Given an updated financial analysis encompassing the work we have done in the past three weeks, we continue to expect a three-way transaction to be immediately and meaningfully accretive to Phelps Dodge cash flow and accretive to GAAP earnings per share in 2008.
While Phelps Dodge Inco’s total debt will increase by approximately $1.67 billion as a result of the increased cash bids and the special dividend, again, just to remind everyone, on the basis of our base case price assumptions, we expect to have a Phelps Dodge Inco debt to cap ratio of around 30 to 35 percent and a net debt to cap ratio of between 20 and 25 percent by year-end 2007, just 15 months after our expected closing.
We are committed to maintaining an investment-grade credit rating. We will continue to provide information to the rating agencies and believe they will reaffirm that rating after analyzing our improved offer.
Lastly, all three management teams have had the opportunity to spend time with shareholders in the past three weeks to discuss the merits of the proposed transaction. I’ll obviously let Scott and Derek speak for their shareholders. But with respect to ours, to be frank, our move caught many of our shareholders off guard. It was unexpected, it was big and bold, and it was complex.
As we explained to our shareholders, we cannot drive the timing of when world class assets such as Inco and Falconbridge become available as potential combination partners. In this case, our management and board felt the critical need to act opportunistically and quickly to create tremendous potential long-term value for our shareholders.
We’ve now had the opportunity to spend time with many of our major shareholders. We’ve also been able to publicly disclose more information about our financial analysis that supports the transaction.
Given the additional time, and based upon these conversations and the feedback we’re receiving, it’s clear many of our longer-term investors understand both the financial and strategic rationales of the transaction, and recognize its significant possibilities.
With that, let me close and I’ll now turn the podium over to Scott, to speak to the transaction from Inco’s perspective. Scott.

Scott Hand: Thanks, Steve. I want to add my full support to what Steve has just said. We are putting forward a very competitive and superior offer to the Falconbridge shareholders. We are ready, we’re able and we’re willing to complete the offer by July 27th, a pivotal date, and we have reduced the minimum tender condition from 66-and-two-thirds percent to 50.01 percent. We intend to succeed, and this offer should do it.
We are very encouraged by the support that Phelps has shown with their increased offer for Inco. This shows their real commitment to the vision of the new Phelps Dodge Inco, which I completely share and their commitment, which I also share, to take this over the finish line. We think the decision by the Falconbridge board to declare the special dividend of 75 cents per share makes sense, given the great cash flows being generated by Falconbridge. Our financial models which we have used did not include the approximate U.S. $240 million, which will be paid out as a special dividend.
With the Canadian $1 increase in the cash portion of our offer, the acquisition of Falconbridge remains accretive for book and cash earnings based on consensus estimates for 2006 and 2007. And NAV accretive based on our internal and very reasonable longer term estimates of metals prices. So this offer for Falconbridge makes sense from a financial point of view.
As I’ve said before and I will say it again, we are creating a great nickel copper company. I believe that I have been very consistent and I will continue to be so. Nickel and copper are the best metals or materials around, which we can have as part of our business. They are great today. And I believe that they have best prospects going forward. Nickel was at $13.54 a pound this morning, and copper stands at $3.64 a pound. Supply will chase demand for some time to come in both metals. Taking cancelled warrants to take nickel off the London Metal Exchange, remaining LME inventories for nickel represent less than one day of world consumption. You have heard our market guru, Peter Goudie, forecast the nickel market for a number of years.

Some said we were too optimistic. But Peter and his crew have been right every time, and Peter has been very clear where nickel is going over the next few years.
I always say be in the metals or materials that China needs and does not have enough of. Among very few others, nickel and copper are and will continue to be in that category. So the new Phelps Dodge Inco will be a great nickel copper company with a great presence in North America, a stronger position, I believe, in North America than any other mining and metals company in the world and with strong positions elsewhere around the world, and particularly in the fast growing regions of Asia, a great list of growth projects and a major position on the North American stock market. Thus shareholders can participate in the short term with the very compelling offers that are on the table in the medium and longer term by investing in one of the best mining and metals companies in the industry. And in all due respect to Xstrata, their cash offer does not meet the mark in either case.
I also want to say that the new Phelps Dodge Inco makes sense for Canada and the communities where we operate when compared to the alternatives. The new Phelps Dodge Inco will get the great synergies by combining the Sudbury basin and the other synergies in Canada, and this will benefit the people and all of the communities where we and Falconbridge operate today. It will solidify Canada’s position as the world leader in nickel for years to come. The new PDI will have a strong position in Toronto where the nickel division will be located with a critical mass of managerial, marketing and technical people, supporting a major worldwide network in nickel, aluminum and zinc, which both Inco and Falconbridge will bring to the table. The other alternatives will not deliver this.
So we have a winning deal here today for the shareholders of all three companies, and a winning deal for our people, and for the communities where we operate in Canada. Thank you very much and I’ll turn it over Derek.

Derek Pannell: Thank you, Scott and good morning, ladies and gentlemen. I will not repeat the justification for the transactions that have all ready been put forward by Steve and Scott but suffice it to say we are united in our enthusiasm for the advantages that these transactions bring to the shareholders of all three companies.
With the improvements now on the table, Falconbridge shareholders have a proposal before them, incorporating Canadian $18.50 in cash, with a 75 cent Canadian dividend and Canadian $41.70 in shares at Friday’s closing prices, giving a total value of $60.95 Canadian. The improvements offered by Phelps Dodge to Inco and looking through both transactions on a similar basis, represent a value of Canadian $64.20 to Falconbridge shareholders. The simple arithmetic of the transactions clearly adds up to a compelling and superior offer for Falconbridge shareholders.
I believe, however, that beyond this, the true value of the Inco and Phelps Dodge offer lies in the opportunity afforded Falconbridge shareholders to participate in the leading North American metals mining company, and the synergies associated with this combination.
The fundamentals supporting metal prices remain stronger than ever, as evidenced by decreasing inventories and increasing metal prices for our primary metals, copper and nickel. The ability of the new company to generate cash into earnings has already been demonstrated by the results of the first quarter, and by Falconbridge’s release of its April results. Based on these results, and the continuing strong copper and nickel prices it seems to me that the equity components of the offer I mentioned before are significantly understated. Thus, taking into account the combination of superior value, the reduction in the minimum tender from two-thirds to 50.01 percent and the removal of all regulatory hurdles, we have, together, created the conditions to complete a very successful transaction.
I’ll now hand the call back to Steve Whisler, Phelps Dodge. Steve.

Steve Whisler: Thank you, Derek. That concludes our prepared remarks. Operator, we’ll open up the lines for questions.
Operator: Thank you. Ladies and gentlemen, at this time, we will begin our question and answer session. If you wish to ask a question, please press star one on your touch-tone telephone. Please keep in mind, that if you have been using a speakerphone, make sure your mute function has been released to allow the signal to reach our equipment. Once again if you have a question, star one. You can give us a moment to assemble our roster.
And we’ll take our first question from Kerry Smith, Haywood Securities.
Kerry Smith: Good morning, thanks, Operator. Steve, I have a question, you have an interesting slide in the presentation that’s pro forma financial base case, where you’ve given some metal price assumptions through ‘08. And can I assume that the bid is based on this base case price estimate?
Steve Whisler: Yes, sir, it is. We have not changed any of our assumptions underlying the financial analysis.
Kerry Smith: OK. That’s, great. Thank you.
Operator: Thank you. And we’ll now take our next question.
Steve Whisler: Operator, next question?
Operator: One moment, please. And our next question will come from David Gagliano, Credit Suisse.

David Gagliano: Thanks. I just wanted to ask a quick question on the synergies here. I believe under the revised terms, PD shareholders could potentially be voting on the Inco merger before the outcome of PD, before the outcome of Inco’s bid for Falconbridge is known. Hence, I’m wondering what your targeted synergies are if Falconbridge is not part of the proposed Phelps Dodge Inco merger?
Steve Whisler: Well David, we have focused all of our — the bulk of our efforts, anyway, on identifying synergies in the three-way. We’re committed to that. We think that’s where the greatest power is, in terms of creating the kind of company that Derek, Scott and I have outlined. I think that obviously there’s opportunities in terms of a two-way situation if, that in fact, is what evolves from the facts. But right now, the facts are that we have an agreed to three-way that all three of us are determined to pursue with absolute determination. If those facts change, then we’ll obviously go back and look at some things and we’re quite comfortable with where we’ll end up.
David Gagliano: OK. Fair enough. Thanks.
Operator: And we will now take our next question from John Tumazos, from Prudential.
John Tumazos: Thank you very much. A couple of questions. On page 42 of the proxy, it indicates that PD’s due diligence was of Inco — visiting facilities in Canada, Indonesia, New Caledonia and elsewhere. Could you please describe the locations of Falconbridge, which you visited?
Second question: In your remarks, Steve, you indicated your long-term shareholders understand the rationale of the transaction. I guess I’m thinking of the Weyerhaeuser annual report for this past year, where they invoked the name of Frederick Weyerhaeuser in 1900 planting trees for his grandchildren. What do you think is the right time horizon for your shareholders to look at the Company? You distinguish between long-term. Some people’s long-term is longer than others.

Steve Whisler: Right. Let me try and take both questions. And I’ll take them in the order that you asked them, John. First, with respect to the Falconbridge assets and due diligence, given the location of the Collahuasi and Antamina properties, we visited those properties frankly on a regular basis, as they do our properties. Everybody is always looking for good ideas and the opportunity to improve their mines so frankly we know those properties very, very well. We visited a number of other Falconbridge properties in Canada. I was not part of the due diligence team so I can’t recite them off the top of my head, but we also spent a lot of time in the Falconbridge data room, which frankly they did a very good job of pulling all the information together.
It’s fair to say I think that we focused on copper and nickel and we particularly focused on the Sudbury region, wherein Falconbridge also has substantial assets. So we are quite comfortable with what we did in terms of due diligence and our knowledge level and base of the Falconbridge assets.
With respect to your second question, you know, the reality of this industry is that managements and boards have to make decisions that frankly impact not only the next quarter, the next year, but several years down the road, as well as several decades, and the kind of high quality long-lived assets that we are talking about here are just exactly those kinds of asset, that have productive lives of several decades.
One of the challenges in this industry has always been how do you appropriately value, both from a company standpoint, in the sense of how we look at projects internally, but it’s also been true for investors. And frankly, everybody struggles with that. When we step back and apply judgment, we certainly understand that high-quality, meaning high-grade reserves, that are going to produce in year 10, 15, 20, 25, 30 on out, have significant value.
Again, when I step back and look at this transaction, and look at the economics as we’ve modeled them and as we see the copper and nickel markets out over the next 18 months, you know, this company generates a tremendous amount of cash. It gets very, very healthy very quickly and then has all of that opportunity in front of it, including probably the most exciting pipeline of growth projects in this industry, certainly in copper and nickel. So how do we value it? You know, we have to look out, in terms of you know, in the five to 15 year range and make appropriate decisions and judgments.
OK, next question operator?
Operator: Yes sir, in the next question will come from Gary Lampard, with Canaccord.
Gary Lampard: Yes, thank you. Under the metals price assumptions you’ve already outlined, the deal is immediately cash flow accretive and earnings accretive from 2008. Would the same be true if Phelps Dodge ended up just buying Inco and not Falconbridge?
Steve Whisler: Yes, it would, although as we have indicated in our proxy materials it is not as powerful from an accretion standpoint as the three-way, but again, to my earlier response, in terms of we have not noticed as much effort on identifying potential synergies between Phelps Dodge and Inco as we have in terms of identifying potential opportunities in a three-way.
Gary Lampard: OK, that’s great, thank you.
Operator: And as a reminder if you would like to ask a question, you may do so by pressing the star key followed by the digit one. And we will now take a question from David Binns with Seminole Capital.
David Binns: Yes, I was just wondering if shareholders for Phelps Dodge decide not to vote for the deal, whether Phelps Dodge still has to pay the penalty to Inco?

Steve Whisler: Well, we are absolutely convinced that shareholders are going to support this transaction, and that’s certainly the indications that I have received from the shareholders that I’ve spoken to. They are frankly longer-term and longer-term folks. In the event that Phelps Dodge shareholders did not approve this transaction, there would be a breakup fee that’s up to approximately $125 million, as I understand it.
Operator: Anything further?
David Binns: No.
Steve Whisler: Operator, next question please.
Operator: Yes sir. And we will take the next question from Anthony Rizzuto, from Bear Stearns.
Anthony Rizzuto: Gentlemen. I just want to ask a question regarding a number of things. First of all, we see that Chinese copper imports are down by 40 percent in the first six months. We’ve got a lot of concerns out there when we talk to people, users of copper about demand elasticity and we are hearing of some substitution going on in plumbing and HVAC markets. There is probably less uncertainty about the macroeconomic environment today than there was maybe three or four months ago in the outlook. I’m sure you guys have looked at this combination running a stress scenario, or worst-case scenario, but I was wondering if you could indicate what kind of pricing for copper and nickel that you may have used in this scenario and how did the combination, the combined entity, look on that basis?
Steve Whisler: Tony, you know Phelps Dodge well and you can be assured that we have obviously looked at what we think are very realistic downside cases and stress tests, everything that we are doing. For obvious competitive reasons I’m not going to get into that, but I think suffice it to say that we are comfortable with what we could be looking at in the way of a downside. I think more importantly though is it’s important to focus on what we really see as the picture for copper and for nickel over the next 12, 15, 18 months, because that’s really what is key to this transaction. And, Art, maybe you would like to just make some comments in terms of the copper market and then I’ll defer to my colleagues, Scott and Derek, on nickel.
Art Miele: Good morning Tony.
Anthony Rizzuto: Hi Art, how are you?
Art Miele: Good, good. Let’s start with the first comment you made regarding China. It is true that imports of cathode are down, but I think it’s important to understand that there has been some significant — well, let me first start. Growth in China is very strong. The IP numbers are around 17 percent. Tomorrow, China will release their second quarter. The estimates around are a minimum of 9.7 percent growth in GDP, and there’s talk of being well above 10.5 percent, maybe even 11 percent.
There is no doubt that the Chinese economy continues to be very strong and copper consumption through the system is strong, but imports are down and there are number of factors related to that. There has been a significant amount of copper released by the SRB. Part of it has gone to the LME exchanges in Korea, but part of it has gone directly into the market, and this would be cathode or cathode of a sort. And I say cathode of a sort because they are also releasing material that they bought in the 1970s and 80s that are in their state-owned companies.
And I visited China for the first time in 1983 and I suspect some of that material I saw in 1983 is being released to the market now. The other thing that’s going on is similar to what happened with stainless steel and steel in second half of last year. There’s a general de-stocking in the market in China in this first half. And as you saw with steel and nickel, once that de-stocking is over there is once again a very strong requirement for the underlying materials, and we think that will happen with China, as well. So we see China continuing very, very strong.

With regard to overall macro elsewhere, in just about every market, whether it’s the U.S., Europe, Japan, and other developing countries, the market is out-performing our expectations for the first half and we expect that the market will be, at a minimum, in line with our expectations for the year — more likely above that. And we had forecast about four percent. I suspect it will be closer to five percent by the time the year is over.
With regard to substitution, we’ve talked about that. There is clearly some substitution taking place. The easier substitution related to some applications in copper-aluminum have taken place and have been taking place over the past year and there is some substitution in plumbing. But a great deal of this takes a long time to change and we have not seen significant changes, and I think overall the consumption that we’ve seen in the first half substantiates that.
Scott, you want to make a couple of comments about the nickel market as you see it?
Scott Hand: Sure. Unfortunately, Peter Goudie couldn’t be here this morning, but I did speak to him and what he’s saying is as he’s said before, as we said a couple of weeks ago, nickel demand remains very strong around the world. There’ll be a deficit this year. The price over $13 reflects that. Peter and I have never seen a tighter nickel market than we’re seeing today in all parts of the world. We’ve talked a lot about substitution. It is harder to substitute nickel than it is other metals because of the need for corrosion- and heat-resistance. The only area that we’re seeing a little bit of weakness, and it’s probably more adjustment than anything else, is in the plating area in China. But you see it every time when the — when the — when the nickel price reaches a new plateau as people get used to the higher prices. Our view is very strong — remains strong — is that the nickel market is tight — is as tight as we’ve ever seen it and will continue to be so for a number of years.

Derek Pannell: I’d like to add something. I think the main facts that are relevant to this transaction are that by combining these three companies, you reduce the cash costs — the C1 cash costs as a result of all the synergies. For example, Falconbridge’s cash costs have recently — the C1 cash costs have been recently — in the 30 cent range. And by bringing together the copper assets of Phelps Dodge in regions two and three of Chile, for example, El Abra and Candelaria with the assets that we have in region two and three, El Moro, for example and the Altonorte smelter and Lomas Bayas, you reduce the cash costs. So that while I agree with what everybody else has said, that the costs or the prices are unlikely to be reduced in the short term, they probably will be in the long term, and the best — the best defense is to have extremely low cash costs. By combining these companies and getting the synergies, you achieve that.
On the nickel side, exactly the same thing is the case. By combining Inco and Falconbridge’s assets in Sudbury, we’re actually able to produce an additional 30,000 tons of nickel with virtually no or very little capital costs. This, again, will reduce the cash costs of nickel and make us one of the lowest, if not the lowest, cash-cost producer of nickel in the world. Those are the things that will put us in a good position when eventually prices do — are reduced.
Steve Whisler: All right, gentlemen. Thank you.
Steve Whisler: Operator, next question, please?
Operator: Yes, and we’ll take the next question from Orest (inaudible) — excuse me — Wowkodaw with Canaccord Capital. Sorry about that, sir.
Orest Wowkodaw: No problem. Thanks and good morning. Based on the timeline of Falconbridge’s poison pill expiring on the 28th of July, are we to assume that today’s offer represents your best and final offer for Falconbridge?

Steve Whisler: Scott, do you want to respond to that?
Scott Hand: I’d say this is a hell of a good offer. People should be tendering on the 27th. Don’t wait for the 28th, since there are risks involved in waiting beyond that. This is one hell of an offer. You’ve heard all the reasons why, both short-term and long-term. I would urge the Falconbridge shareholders to get on the bandwagon and move on.
Steve Whisler: I would fully support that. Operator, next question?
Operator: And we’ll take our final question from Brian MacArthur, UBS.
Brian MacArthur: Good morning, gentlemen. Two quick questions — first of all, can you just discuss the moly prices you used for the next few years and your accretion dilution and just a general outlook there? And secondly, I know, Steve, we’re focusing more on the three-way and obviously that would be a powerful entity, but you’ve also in the prospectus laid out the two-way combination between Phelps and Inco, and there you talk about synergies of $215 million, I believe. If you could just — and you’ve sort of talked, but you haven’t focused a lot on that. So if you’d just elaborate a little bit on how the $215 million was arrived at.
Steve Whisler: Yes, I will, Brian. First, we have not disclosed the moly price assumptions that we’ve used. The moly market is much different than copper and nickel in terms of the way it’s priced and there’s some very, very key competitive reasons for why we have not. I think I will leave it with you with this, that you can expect that we’ve taken a similar haircut to moly price assumptions in — from a trend standpoint and you can — you can draw your own conclusions from that.
With respect to the second question, clearly the bulk of our — of our focus in terms of identifying synergies and the like has centered around confirming and verifying the Sudbury situation. As I indicated to you, we are extremely confident that if we put additional effort and focus into a Phelps Dodge/Inco-only combination, that the $215 million that’s identified in the proxy would increase and increase substantially. We have focused on the three-way. As we’ve indicated to you, we think that’s where the real combination or the real power of this combination is, and frankly, that’s what we’re all three determined to get to.
So, that’s about the best I can answer that and, you know, if facts change for whatever reason, then we’ll make appropriate adjustments. But right now, we’re focused on getting the three-way accomplished. We think, as Scott has indicated, that we have an extremely attractive and compelling offer on the table and we have every confidence that we’re going to get there.
OK, operator, that I understand was the last question. Let me just close by making a couple of comments with respect to this new company and, frankly, the transaction that we’re talking about. And I’m not going to repeat again all of the reasons why we think this is an extremely powerful combination. We talked a little bit about the long-term aspects, but I think it’s important that everybody understand and keep focused on using fairly conservative price assumptions for the next 15 months to 18 months, which is really the best window that we have on the marketplace, and I know that Scott, Derek, and their teams feel that same way in that we have a pretty good window into where we see the markets in that period of time.
Using that price deck, this transaction, from a Phelps Dodge shareholder perspective, is immediately accretive from a cash-flow-per-share standpoint and fairly large numbers — you know, well into the 30 plus percent or north of there. It’s earnings per share accretive in the second year. So, it’s very hard to find these kinds of transactions that have this power from an economic standpoint, and that’s frankly one of the reasons why we are so attracted to this and so committed to getting it done.

The company that we create from all of this is going to be a — literally a powerhouse in an industry that, frankly, is rapidly changing. And so we’re committed to it. As I said, it’s — the economics are powerful on the short-term basis. From a long-term perspective — unbelievable asset base, and we’re excited about it. So, I appreciate very much all of your interest. On behalf of Derek and Scott, I want to thank you for attending, and we look forward to seeing more of you in the coming weeks. Thank you very much.
Operator: Ladies and gentlemen, that does conclude today’s conference for today. A replay of this call will be available on www.phelpsdodgeinco.com — that was www.phelpsdodgeinco.com at approximately twelve noon Eastern today. Thank you for your participation and you may now disconnect.
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